Exhibit 10.1

AMENDMENT OF EXECUTIVE SEVERANCE AGREEMENT

This Amendment of Executive Severance Agreement is entered into this 4th day of January, 2008, by and between CMGI, Inc, a Delaware corporation (the “Company”) and Joseph C. Lawler (the “Executive”).

WHEREAS, the parties entered into that certain Executive Severance Agreement dated as of August 23, 2004 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

NOW THEREFORE, the parties hereto agree as follows:

Unless the context indicates otherwise, capitalized terms used and not defined in this Amendment shall have the respective meanings assigned thereto by the Agreement.

Section 3 is amended by adding new Section 3(e) at the end thereof, as follows:

“(e) Anything herein to the contrary notwithstanding, if on the Executive’s last day of employment the Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if the severance payments due to the Executive under Section 3(a) or Section 3(b) hereof, as the case may be, do not constitute a “short-term deferral of compensation” under Treasury Regulation Section 1.409A-1(b)(4), the following provisions shall apply:

(i) If such severance payments are payable on account of the Executive’s “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)), the Executive shall receive such amount of his severance payments during the six (6)-month period immediately following the last day of the Executive’s employment as equals the lesser of (“Limitation Amount”): (x) such severance payment amount payable to him under Section 3(a) or Section 3(b) during such six (6)-month period or (y) two (2) multiplied by the compensation limit in effect under Section 401(a)(17) of the Code of 1986, as amended (“Code”), for the calendar year in which the last day of the Executive’s employment occurs.

(ii) To the extent that, upon such “involuntary separation from service,” the amount of severance payments that would have been payable to the Executive under Section 3(a) or Section 3(b) during the six (6)-month period following the last day of his employment exceeds the Limitation Amount, such excess shall be paid on the first regular payroll date following the expiration of such six (6)-month period.

(iii) If the Company reasonably determines that such employment termination is not such an “involuntary separation from service,” all severance payments that would have been payable to the Executive under Section 3(a) or Section 3(b) during the six (6)-month period immediately following the last day of the Executive’s employment, but for such determination, shall be paid on the first regular payroll date immediately following the expiration of such six (6)-month period following the last day of the Executive’s employment.”

The definition of “Good Reason” under Section 4(b) is deleted in its entirety and replaced as follows:

“ “Good Reason” shall mean: (i) the unilateral relocation by the Company of the Executive’s principal work place for the Company to a site more than 60 miles from Waltham, Massachusetts, (ii) a reduction in the Executive’s (A) then-current base salary without the Executive’s consent, or (B) target bonus or a material reduction in benefits without the Executive’s consent, or unless other executive officers are similarly treated, (iii) material diminution of Executive’s duties, authority or position as Chief Executive Officer of the Company, without the Executive’s consent, (iv) any amendment following the date hereof to the officer indemnification provisions contained in Article Ninth of the Company’s certificate of incorporation that materially reduces the indemnification benefits to the Executive, (v) the failure of the Company to assign and of any successor to assume the obligations of the Company under this Agreement and the Letter Agreement, (vi) the inability of the Company to otherwise grant such any portion Special Awards when due, or (vi) the death or permanent and total disability (as defined in Section 22(e)(3) of the Code) of the Executive. Notwithstanding, the Executive shall not have “Good Reason” to voluntarily terminate his employment unless and until: (x) he provides notice to the Company of the event or condition constituting Good Reason not later than ninety (90) days after the occurrence thereof and (y) thirty (30) days shall have elapsed following such notice during which the Company has not remedied such event or condition.”

Section 7 is amended to add new Section 7(j) at the end thereof , as follows:

(j) This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. In the event that any payment or benefit under this Agreement is determined by the Company to be in the nature of deferred compensation, the Company and the Executive hereby agree to take such actions, not otherwise provided herein, as may be mutually agreed between the parties to ensure that such payments comply with the applicable provisions of Section 409A of the Code and the Treasury regulations thereunder.

The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

CMGI, Inc.

By:	/s/ Peter L. Gray
	Its:	Executive Vice President and General Counsel

/s/ Joseph C. Lawler
Joseph C. Lawler

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